Exhibit 10.1
NEWELL RUBBERMAID, INC.
MAGNUS NICOLIN – EMEA SPECIAL BONUS PLAN AGREEMENT
Magnus Nicolin, President, Newell Rubbermaid Europe, Middle East & Africa (EMEA) is being given the opportunity to participate in an EMEA Special Bonus Plan for calendar years 2007 and 2008. Mr. Nicolin’s award is subject to the following terms and conditions of this agreement.
The receipt of an award by Mr. Nicolin pursuant to this agreement is conditioned upon its acceptance by Mr. Nicolin in the space provided below and the return of an executed copy of this agreement to the Human Resources – Compensation department of the Company no later than July 9, 2007, or, if later, 30 days after Mr. Nicolin receives this agreement.
     1. EMEA Special Bonus Plan With the potential consolidation of divisions and corporate offices in Europe, there are a number of executives (directors and above) who are participating in a special bonus plan for a period of two (2) years. The purpose of this plan is to achieve higher performance levels and retention purposes. This plan will include performance goals and results for calendar years 2007 and 2008.
     2. Cash Payment Award The payment of this award will be in cash and made for the performance results for calendar years 2007 and 2008. Each calendar year will be calculated separately with the 2007 cash payment, if applicable, being carried over and combined with the 2008 payment which results in only one payment being made. This special bonus payment will be made in 2009, net of any required tax or other withholding, at the same time that other Newell Rubbermaid Cash Management Bonus Plan payments are made, generally around March 15, 2009. This special bonus will be paid by the Company or the affiliate of the Company that employs Mr. Nicolin on the date of payment.
     3. Special Bonus Calculation The performance goals, relative weights and payout percentages that will be used to determine the payout of this special bonus will be identical to those applicable to payouts under the EMEA-Newell Rubbermaid Management Bonus Plan for calendar years 2007 and 2008. The Organizational Development & Compensation Committee (the “Committee”) will establish the EMEA-Newell Rubbermaid Management Cash Bonus Plan performance goals detailing the amount that may be paid based upon the level of attainment of the applicable performance goals. For calendar year 2007, the EMEA bonus participants have performance goals that are based 25% on US corporate results; 25% on EMEA results; and 50% on business unit results.
     4. Target Award The target award percentage is determined by calculating the total of all salaries of other executives participating in this program and multiplying by 7%. The total of all other applicable executive salaries (in US dollars) is approximately $3,000,000. As a result of this, Nicolin will be eligible for a target bonus of $105,000 for both years 2007 and 2008. Since the EMEA-Newell Rubbermaid Management Bonus program offers a maximum potential payout of 200%, Nicolin is eligible for a maximum payment of $210,000 for each year 2007 and 2008 for a total maximum payout of $420,000.

     5. Forfeiture This special bonus award shall be forfeited in is entirety in the event that Nicolin’s employment with the Company and all affiliates is terminated, voluntarily or involuntarily, at any time prior to the last business day of 2008.
     6. Management Rights The Committee and/or Board of Directors reserve the right to cancel eligibility to receive the special bonus at any time or to reduce or refuse payout of this special bonus for any reason.
     7. Performance Goals The parties acknowledge that the payment of this special bonus will be determined based on the same performance goals that utilized for determining cash awards to Mr. Nicolin under the EMEA-Newell Rubbermaid Management Cash Bonus Plan for the 12-month periods ending December 31, 2007 and December 31, 2008. Following the completion of each 12-month period, the Committee shall determine, in its sole judgment, the extent to which such performance goals have been achieved and shall authorize the issuance of this special bonus.
     IN WITNESS WHEREOF, this Agreement is executed by the Company this                     th day of                     ,                     , effective as of the 9th day of May, 2007.

NEWELL RUBBERMAID INC.
By:

Agreed and accepted this                      day of                      , 2007

          Magnus R. Nicolin